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                                                                EXHIBIT 3.1


                    INNOVATIVE GAMING CORPORATION OF AMERICA
                            ARTICLES OF AMENDMENT OF
                         CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

     The undersigned, President of Innovative Gaming Corporation of America (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, Does Hereby Certify:

     That the following Articles of Amendment of Certificate of Designation were adopted pursuant to Chapter 302A of the Business Corporation Act of the State of Minnesota, by written action of the shareholders of the Company's Series A Convertible Preferred Stock on May 23, 1997 and by the Company's Board of Directors on May 23, 1997, to amend the Certificate of Designation filed with the Secretary of State of Minnesota on April 10, 1997 as follows.

      RESOLVED, that Article 5 of the Certificate of Designation be amended by adding the following provisions:

     (g) Maximum Common Stock Issuance. The Company may not issue more than 1,295,300 shares of Common Stock (the " Maximum Common Stock Issuance " ) at the Conversion Price upon conversion of the Preferred Shares unless the Company receives shareholder approval from the holders of the Company's Common Stock.

     (h) Inability to Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock in
satisfaction of such Conversion Notice because:   (i) the Company has issued
the Maximum Common Stock Issuance and has not received the approval of the holders of the Company's Common Stock pursuant to Section 5(g) hereof or (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the NASDAQ National Market from issuing all of the Common Stock at the Conversion Price which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(g) above and, with respect to the unconverted Preferred Shares, the Company will, at the Company's option:

     1) Redemption. Redeem the unconverted Preferred Shares for cash at a price equal to the equivalent of an 18 percent discount to the $1,000 denomination per unconverted Preferred Share plus any accrued but unpaid dividends;




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        2)    (i)  Stock Issuance at Fair Market Value.  Convert such
        unconverted Preferred Shares without a discount into Common Stock at a conversion price equal to the greater of (a) $5.375 or (b) the average closing bid price of the Company's Common Stock as reported by Bloomberg, L.P. over the last ten days of trading ending on the day prior to the Conversion Date (the "Conversion Date Price"); and

              (ii) Cash Payment. Pay cash to the holder of such unconverted Preferred Shares equal to (a) the difference of (i) the number of shares of Common Stock that would have been issued at the lesser of the Conversion Price or the average closing bid price of the Company's Common Stock as reported by Bloomberg, L.P. over the last four days of trading ending on the day prior to the Conversion Date and (ii) the number of shares of Common Stock issued pursuant to Section 5(h)(2)(i) above multiplied by (b) the Conversion Date Price; or.

        (3) any combination of Section 5(h)(1) and Section 5(h)(2) above.









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     IN WITNESS WHEREOF, Innovative Gaming Corporation of America has caused this Amendment to be duly executed in its corporate name on this 23rd day of June, 1997.



                        INNOVATIVE GAMING CORPORATION OF AMERICA


                        By:     /s/ Edward G. Stevenson
                           ----------------------------------------------
                                    Edward G. Stevenson
                           Its:     President and Chief Executive Officer




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